Exhibit 99.1

Medford, Wisconsin - July 24, 2003

Mid-Wisconsin Financial Services, Inc. (OTCBB: MWFS.OB), today announced net income of $1.0 million or $0.59 basic and diluted earnings per share for the quarter ended June 30, 2003, as compared to $1.1 million or $0.67 per share for the quarter ended June 30, 2002. Book value increased to $19.53 per share at June 30, 2003 compared to $18.31 at June 30, 2002.

Net income for the six months ended June 30, 2003, was $1.9 million or $1.17 basic and diluted earnings per share, compared to $2.2 million or $1.32 per share for the six months ended June 30, 2002. Financial performance is expressed in thousands, except per share data.

Mid-Wisconsin Financial Services, Inc. is a one-bank holding company that operates Mid-Wisconsin Bank headquartered in Medford, Wisconsin with eleven retail locations serving northern and central Wisconsin markets in Taylor, Clark, Eau Claire, Lincoln, Marathon, Price and Oneida counties. In addition to traditional loan and deposit products, the Bank provides trust services, discount and full-service brokerage services, and pension plan administration.

Operating results for the quarter ended June 30, 2003 generated an annualized return on average assets of 1.10% and return on average equity of 12.26%. Comparable ratios from the same quarter one year ago were return on average assets of 1.33% and return on average equity of 14.92%.

The declining net interest margin continued to have a significant effect on the decrease of second quarter earnings from the prior year. The net interest margin was 4.00% at June 30, 2003, down 52 basis points from 4.52% for the comparable quarter last year. As a result, net interest income decreased $217,000 from $3.5 million for the quarter ended June 30, 2002 to $3.3 million at June 30, 2003. The decline in the net interest margin is attributable to the asset sensitive position of the Company's balance sheet. Mid-Wisconsin Financial Services, Inc. continues to be challenged to increase net interest income in the current interest rate environment.

Non interest income was $756,000 during the second quarter of 2003, an increase Of $55,000 or 7.8% from the same quarter last year. The increase was primarily attributable to the gain on sale of mortgage loans. Gains on sale of such loans during the quarter totaled $39,000 in June 2003 compared to $4,000 in June 2002.

For the quarter ended June 30, 2003, non interest expense increased $73,000 or 3.0% over the same quarter last year. The Company incurred additional occupancy expense during 2003 from the start-up of a new branch located in Weston, Wisconsin.

Total assets increased 0.4% to $369.7 million at June 30, 2003 when compared to $368.0 million at December 31, 2002. Total loans increased 4.8% during the first six month of 2003 to $268.1 million at June 30, 2003, while deposits during the first six months of the year increased 3.3% to $283.5 million.

This press release, including those relating to the growth of the Company and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under "Cautionary Statement Regarding Forward Looking Information" in Item 1 of the Company's Form 10-K for the year ended December 31, 2002. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SUMMARY FINANCIAL DATA

                         Mid-Wisconsin Financial Services, Inc.
                          Summary Financial Data (unaudited)
                     (amounts in thousands, except per share data)
                                                   Three Months Ended      Six Months Ended
                                                  June 30,    June 30,    June 30,    June 30,
                                                    2003        2002        2003        2002
STOCKHOLDERS' DATA
Basic and diluted earnings per share               $0.59       $0.67       $1.17       $1.32
Dividends per share                                $0.62       $0.62       $0.84       $0.84
Book value per share                              $19.53      $18.31      $19.53      $18.31
Average common shares outstanding                  1,685       1,697       1,685       1,697
KEY RATIOS
Return on average assets                            1.10%       1.33%       1.09%       1.33%
Return on average equity                           12.26%      14.92%      12.24%      14.93%
Net interest margin                                 4.00%       4.52%       4.04%       4.53%
Tangible equity to assets                           8.72%       8.58%       8.64%       8.53%
Efficiency ratio                                   59.47%      55.63%      59.79%      55.43%
CREDIT QUALITY
Net charge-offs to average loans                    0.07%       0.10%       0.09%       0.10%
Loan loss reserve to period-end loans               1.04%       1.11%       1.04%       1.11%
STOCK PRICE INFORMATION
High                                              $28.00      $27.60      $28.00      $27.60
Low                                                28.00       26.30       27.25       26.00
Market price at period end                         28.00       27.50       28.00       27.50

                         Mid-Wisconsin Financial Services, Inc.
                          Summary Financial Data (unaudited)
                     (amounts in thousands, except per share data)

                                                                Three Months Ended        Six Months Ended
                                                                June 30,   June 30,    June 30,    June 30,
                                                                  2003       2002        2003        2002
INCOME STATEMENT
Interest income                                                  $5,023     $5,380     $10,115     $10,769
Interest expense                                                  1,756      1,896       3,554       3,871
Net interest income                                               3,267      3,484       6,561       6,898
Provision for loan losses                                           158        175         316         355
Net interest income after provision for loan losses               3,109      3,309       6,245       6,543
Noninterest income
   Service fees                                                     218        217         415         417
   Trust service fees                                               175        184         358         368
  Net realized gain on sale of securities available for sale                    17                      17
   Investment product commissions                                   111        120         175         174
   Other operating income                                           252        163         472         340
Total noninterest income                                            756        701       1,420       1,316
Noninterest expenses
   Salaries and employee benefits                                 1,390      1,375       2,797       2,672
   Occupancy                                                        312        272         623         544
   Data processing and information systems                          106        101         214         212
   Goodwill and purchased core deposit amortization                  78         73         155         145
   Other operating expenses                                         603        595       1,176       1,152
Total noninterest expense                                         2,489      2,416       4,965       4,725
Income before provision for income taxes                          1,376      1,594       2,700       3,134
Provision for income taxes                                          376        456         734         895
Net income                                                       $1,000     $1,138      $1,966      $2,239

                        Mid-Wisconsin Financial Services, Inc.
                         Summary Financial Data (unaudited)
                    (amounts in thousands, except per share data)
                                                                   June 30,      June 30,
                                                                     2003          2002
 BALANCE SHEET
ASSETS
Cash and due from banks                                            $12,844       $15,484
Interest-bearing deposits in other financial institutions               17            19
Federal funds sold                                                   2,131        11,826
Securities available for sale -At fair value                        75,032        76,322
Federal Home Loan Bank stock (at cost)                               2,084         2,000
Loans held for sale                                                    936           791
Loans receivable, net of allowance for loan losses of
  $2,815,187 in 2003 and $2,599,608 in 2002                        264,327       252,236
Accrued interest receivable                                          1,714         1,717
Premises and equipment                                               5,603         5,488
Intangible assets                                                      719           874
Goodwill                                                               295           295
Other assets                                                         3,955           988
Total assets                                                      $369,657      $368,040

LIABILITIES AND STOCKHOLDERS' EQUITY
Noninterest-bearing deposits                                       $38,624       $38,108
Interest-bearing deposits                                          244,839       236,384
  Total deposits                                                   283,463       274,492

Short-term borrowings                                               11,440        18,040
Long-term borrowings                                                39,000        40,000
Accrued interest payable                                             1,260         1,294
Accrued expenses and other liabilities                               1,593         2,028
Total liabilities                                                  336,756       335,854

Stockholders' equity:
  Common stock-Par value $.10 per share:
      Authorized      -  6,000,000 shares
      Issued & outstanding - 1,684,598 shares in 2003
      and 1,697,140 shares in 2002                                     168           168
Additional paid-in capital                                          10,951        10,942
Retained earnings                                                   20,364        19,813
Accumulated other comprehensive income                               1,418         1,263
Total stockholders' equity                                          32,901        32,186
Total liabilities and stockholders' equity                        $369,657      $368,040